Exhibit 10.13

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

THIS AGREEMENT, made and entered into this 5th day of January, 2009, by and among Embassy Bank (hereinafter referred to as the "Corporation"), a Corporation organized and existing under the laws of Pennsylvania, and David M. Lobach, Jr. (hereinafter referred to as the "Employee").  This agreement replaces in entirety prior agreements dated November 4, 2002, and November 15, 2005, and January 10th, 2008.

WHEREAS, the Employee has performed his duties in an efficient and capable manner; and

WHEREAS, the Corporation is desirous of retaining the services of the Employee; and

WHEREAS, the Board of Directors has approved the adoption of a Supplemental Executive Retirement Plan as described in this Agreement (the “Plan”); and

WHEREAS, the Employee has been selected to participate in the Plan,

NOW, THEREFORE, for value received and in consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Normal Retirement Supplemental Pension

a.           The Corporation hereby agrees with the Employee that the Employee may retire upon attaining age sixty-five (65), such age hereinafter being called the “Normal Retirement Age.”

b.           Upon the Employee’s retirement on or after Normal Retirement Age, the Corporation shall pay the Employee a supplemental annual pension equal to $140,000; payable in monthly installments and continuing for a period of fifteen (15) years.

2.	Early Retirement or Termination

a.           If the Employee retires or his or her employment with the Corporation is otherwise terminated prior to attaining Normal Retirement Age, then the Corporation will pay the Employee a minimum supplemental pension or 50%, payable in monthly installments and continuing for fifteen years, or in an amount indicated on the following schedule, commencing at the age indicated:

Payment Commencement Age	% of Normal Retirement Supplemental Pension
60	50%
61	60%
62	70%
63	80%
64	90%
65	100%

3.	Death or Disability

a.           Upon the death of the Employee while actively employed, the Employee’s designated beneficiary shall receive the Normal Retirement Supplemental Pension; payable in monthly installments and continuing for a period of fifteen (15) years.

b.           Upon the death of the Employee while receiving any supplemental pension benefits as provided in this Agreement, the Employee’s designated beneficiary shall receive the remaining payments which would have been due the Employee.

c.           If the Employee ceases employment because of permanent disability, the Employee will be treated as actively employed, for purposes of this Agreement, while such disability continues.  In such event, payments hereunder will commence upon the Employee’s attainment of Normal Retirement Age.  The definition of disability for purposes of this agreement will be the definition utilized in the Corporation’s group disability insurance policy.

d.           If the Employee shall have failed to make an effective designation of beneficiary, or if the individual or individuals so designated shall die prior to receiving all payments required to made to them hereunder and there is no designated alternate beneficiary, then in such event the remaining payments shall be made first to the Employee’s surviving spouse, second the Employee’s surviving children, equally per stirpes if there is no surviving spouse, and finally to the estate of the Employee if there are neither a surviving spouse nor surviving children.

4.	Assignment

Except as otherwise provided herein, it is understood that neither the Employee, nor any person designated by him pursuant to this Agreement, shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive payments to be made hereunder, which payments and the right thereto are expressly declared to be non-assignable and non-transferable.  If such assignment or transfer is attempted, the Corporation may disregard it and continue to discharge its obligations hereunder as though such assignment or transfer were not attempted.

5.	Independent Arrangement

The benefits payable under this Agreement shall be independent of, and in addition to, any other agreement which may exist from time to time between the parties hereto, or any other compensation payable by the Employee’s employer.  This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provisions hereof restrict the right of the Employee’s employer to discharge the Employee or restrict the right of the Employee to terminate his or her employment.

6.	Non-Trust or Fiduciary Obligation

a.           The rights of the Employee under this Agreement and of any beneficiary of the Employee or of any other person who may acquire such rights shall be solely those of an unsecured creditor of the Corporation.  Any insurance policy on the life of the Employee or any other asset acquired by the Corporation in connection with the obligations assumed by it hereunder shall not be deemed to be held under any trust for the benefit of the Employee or his or her beneficiaries or to be security for the performance of the obligations of the Corporation, but shall be, and remain, a general, unpledged, unrestricted asset of the Corporation.

b.           Nothing contained in the Agreement and no action taken pursuant to the provisions of the Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Corporation and the Employee or his or her beneficiaries.

7.	Change of Control

a.           If the Employee’s employment with the Corporation is involuntarily terminated within two years after a “Change in Control” (as defined below) of the Employee’s employer, payment hereunder will commence immediately in an amount equal to the amount which would have been payable as if Employee were employed until Normal Retirement Age.

b.           As used herein, the term “Change of Control” shall mean that any “person” or “group” within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”) has become the “beneficial owner” as defined in Rule 13d-3 under the Act, of 20% or more of the then outstanding voting securities of the Corporation.

c.           Change in Control is subject to the definition and provisions contained in Internal Revenue Code Section 409A.

8.	Arbitration

a.           Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with Rules of the American Arbitration Association, and judgment upon the award rendered by an arbitrator may be entered in any court having jurisdiction thereof.

b.           The parties hereby submit themselves and consent to the jurisdiction of the Courts of the State of Pennsylvania and further consent that any process or notice of motion, or other application of the Court, or any Judge thereof, may be served outside the State of Pennsylvania by certified mail or by personal service provided that a reasonable time for appearance is allowed.  The arbitrators in any such controversy shall have no authority or power to modify or alter any express condition or provision of this Agreement or to render an award which has the effect of altering or modifying any express condition or provision hereof.

9.	Miscellaneous Provisions

a.           This Agreement shall be binding upon and inure to the benefit of any successor of the Corporation and any such successor shall be deemed substituted for the Corporation under the terms of this Agreement.

b.           This instrument contains the entire Agreement of the parties.  It may be amended only by a writing signed by both of the parties hereto.

c.           This Agreement shall be governed and construed in accordance with the law of the State of Pennsylvania.

d.           The Corporation intends in good faith that this plan comply with Internal Revenue Code 409A.  To the extent any provision of this plan is deemed inconsistent with that section, said provision in hereby expunged and the plan shall be deemed amended to comply with said law and the Corporation shall take such steps as to amend the plan so that it complies in form with Section 409A.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals, the Corporation by it duly authorized officer, on the day and year first above written.

/s/ David M. Lobach Jr.	(L.S.)
David M. Lobach, Jr.

(Corporation by)

/s/ Elmer Gates	(L.S.)
Corporate Officer